SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): September 17, 2001




                        CITIZENS COMMUNICATIONS COMPANY
             (Exact name of Registrant as specified in its charter)


            Delaware                      001-11001              06-0619596
  (State or other jurisdiction          (Commission           (I.R.S. Employer
       of incorporation)                File Number)         Identification No.)

                        3 High Ridge Park, P.O. Box 3801
                           Stamford, Connecticut 06905
               (Address of Principal Executive Offices) (Zip Code)

                                 (203) 614-5600
               (Registrant's Telephone Number, Including Area Code)



                           No Change Since Last Report
                 ----------------------------------------------
          (Former name or former address, if changed since last report)

Item 5.  Other Events.

     From May 27, 1999 through July 12, 2000, we entered into several agreements to acquire telephone access lines. These agreements and the status of each transaction are described as follows:

          Verizon Acquisition
          -------------------
          On May 27, September 21, and December 16, 1999, we announced definitive agreements to purchase from Verizon Communications Inc., formerly GTE Corp. (Verizon), approximately 381,200 telephone access lines (as of December 31, 2000) in Arizona, California, Illinois/Wisconsin, Minnesota and Nebraska for approximately $1,171,000,000 in cash. On June 30, 2000, we closed on the Nebraska purchase of approximately 62,200 access lines for approximately $205,400,000 in cash. On August 31, 2000, we closed on the Minnesota purchase of approximately 142,400 access lines for approximately
          $438,900,000 in cash. On November 30, 2000, we closed on the Illinois/Wisconsin purchase of approximately 112,900 access lines for approximately $303,900,000 in cash. We expect that the Arizona and California transactions, which are subject to various state and federal regulatory approvals, will close during 2001. Our expected cash requirement to complete the Verizon acquisitions is $222,800,000.

          Qwest  Acquisition
          -------------------
          On June 16, 1999, we announced a series of definitive agreements to purchase from Qwest Communications, formerly U S WEST (Qwest), approximately 556,800 telephone access lines (as of December 31, 2000) in Arizona, Colorado, Idaho/Washington, Iowa, Minnesota, Montana, Nebraska, North Dakota and Wyoming for approximately $1,650,000,000 in cash and the assumption of certain liabilities. On October 31, 2000, we closed on the North Dakota purchase of approximately 17,000 access lines for approximately $38,000,000 in cash. On July 20, 2001, we delivered a notice of termination for the remaining acquisition agreements with Qwest.

          Frontier Acquisition
          --------------------
          On July 12, 2000, we announced a definitive agreement to purchase from Global Crossing Ltd. 100% of the stock of Frontier Corp.'s local exchange carrier subsidiaries (Frontier), which own approximately 1,096,700 telephone access lines (as of December 31, 2000) in
          Alabama/Florida, Georgia, Illinois, Indiana, Iowa, Michigan, Minnesota, Mississippi, New York, Pennsylvania and Wisconsin. On June 29, 2001, we closed on the Frontier acquisition for approximately $3,368,000,000 in cash, subject to purchase price adjustment.

     We intend to sell all of our public utility services segments. On July 2, 2001, we sold our Louisiana gas operations for $363.4 million in cash plus the assumption of certain liabilities and have entered into agreements to sell a substantial portion of the public utility services segments for $1,026,000,000 in cash and $90,000,000 in debt. These agreements and the status of each transaction are described as follows:

          Water and Wastewater
          --------------------
          On October 18, 1999, we announced the agreement to sell all of our water and wastewater operations to American Water Works, Inc. for $745,000,000 in cash and $90,000,000 of assumed debt. These transactions are currently expected to close in the second half of 2001 following regulatory approval. The contract may be terminated if the required approvals are not received by September 30, 2001.

          Electric
          --------
          Our electric utility division in Hawaii is under contract to be sold to Kauai Island Electric Co-op for $270,000,000 in cash including the assumption of certain liabilities by the purchaser. In August 2000, the Hawaii Public Utilities Commission denied the application requesting approval of the purchase by Kauai Island Electric Co-op. We are considering a variety of options, including filing a request for reconsideration of the decision, which may include filing a new application. Our agreement for the sale of this division may be terminated if regulatory approval is not received before February 2002.

          Gas
          ---
         On July 2, 2001, we sold our gas operations in Louisiana to Atmos Energy Corporation for $363,400,000 in cash plus the assumption of certain liabilities, subject to purchase price adjustment. In July 2001, an agreement was signed to sell our Colorado Gas division to Kinder Morgan for $11,000,000. This transaction is expected to close in the fourth quarter of 2001 following regulatory approval.

     The GTE Acquisitions, the U S WEST North Dakota Acquisition and the Frontier Acquisition are collectively referred to as the Acquisitions. All of the public utilities services dispositions (including those not yet under contract) are collectively referred to as the Dispositions. We are filing the Frontier financial statements and pro forma financial information related to probable and completed aquisitions for purposes of incorporation by reference.

     This Current Report on Form 8-K contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the statements. Statements that are not historical facts are forward-looking statements made pursuant to the Safe Harbor Provisions of the Litigation Reform Act of 1995. In addition, words such as "believes", "anticipates", "expects" and similar expressions are intended to identify "forward-looking statements". Forward-looking statements (including oral representations) are only predictions or statements of current plans, which we review continuously. All forward-looking statements may differ from actual results because of, but not limited to, changes in the local and overall economy, changes in market conditions for debt and equity securities, the nature and pace of technological changes, the number and effectiveness of competitors in our markets, success in overall strategy, changes in legal or regulatory policy, changes in legislation, our ability to identify future markets and successfully expand existing ones, the mix of products and services offered in our target markets, the effects of acquisitions and dispositions and the ability to effectively integrate businesses acquired. These important factors should be considered in evaluating any statement contained herein and/or made by us or on our behalf. We do not intend to update or revise these forward-looking statements to reflect the occurrence of future events or circumstances.



Item 7.  Financial Statements, Exhibits

     (a) Financial Statements of Business Acquired.

     Financial Statements of the Frontier Incumbent Local Exchange Carrier Business for the quarter and year to date period ended June 30, 2001.

     (b) Pro forma Financial Information

     Pro forma Balance Sheet as of June 30, 2001 and Pro forma Income Statements for the six months ended June 30, 2001 and the year ended December 31, 2000.

                                    SIGNATURE
                                    ---------




Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                         CITIZENS COMMUNICATIONS COMPANY
                         -------------------------------
                                  (Registrant)




                         By: /s/   Robert J. Larson
                            -----------------------
                            Robert J. Larson
                            Vice President and Chief Accounting Officer



Date: September 17, 2001

                         Proforma Financial Information


     From May 27, 1999 through July 12, 2000, we entered into several agreements to acquire telephone access lines. These transactions have been and will be accounted for using the purchase method of accounting. The results of operations of the acquired properties have been and will be included in our financial statements from the dates of acquisition of each property. These agreements and the status of each transaction are described as follows:

          Verizon Acquisition
          -------------------
          On May 27, September 21, and December 16, 1999, we announced definitive agreements to purchase from Verizon Communications Inc., formerly GTE Corp. (Verizon), approximately 381,200 telephone access lines (as of December 31, 2000) in Arizona, California, Illinois/Wisconsin, Minnesota and Nebraska for approximately $1,171,000,000 in cash. On June 30, 2000, we closed on the Nebraska purchase of approximately 62,200 access lines for approximately $205,400,000 in cash. On August 31, 2000, we closed on the Minnesota purchase of approximately 142,400 access lines for approximately
          $438,900,000 in cash. On November 30, 2000, we closed on the Illinois/Wisconsin purchase of approximately 112,900 access lines for approximately $303,900,000 in cash. We expect that the Arizona and California transactions, which are subject to various state and federal regulatory approvals, will close during 2001. Our expected cash requirement to complete the Verizon acquisitions is $222,800,000.

          Qwest  Acquisition
          -------------------
          On June 16, 1999, we announced a series of definitive agreements to purchase from Qwest Communications, formerly U S WEST (Qwest), approximately 556,800 telephone access lines (as of December 31, 2000) in Arizona, Colorado, Idaho/Washington, Iowa, Minnesota, Montana, Nebraska, North Dakota and Wyoming for approximately $1,650,000,000 in cash and the assumption of certain liabilities. On October 31, 2000, we closed on the North Dakota purchase of approximately 17,000 access lines for approximately $38,000,000 in cash. On July 20, 2001, we delivered a notice of termination for the remaining acquisition agreements with Qwest.

          Frontier Acquisition
          --------------------
          On July 12, 2000, we announced a definitive agreement to purchase from Global Crossing Ltd. 100% of the stock of Frontier Corp.'s local exchange carrier subsidiaries (Frontier), which own approximately 1,096,700 telephone access lines (as of December 31, 2000) in
          Alabama/Florida, Georgia, Illinois, Indiana, Iowa, Michigan, Minnesota, Mississippi, New York, Pennsylvania and Wisconsin. On June 29, 2001, we closed on the Frontier acquisition for approximately $3,368,000,000 in cash, subject to purchase price adjustment.

     We intend to sell all of our public utility services segments. On July 2, 2001, we sold our Louisiana gas operations for $363.4 million in cash plus the assumption of certain liabilities and have entered into agreements to sell a substantial portion of the public utility services segments for $1,026,000,000 in cash and $90,000,000 in debt. These agreements and the status of each transaction are described as follows:

          Water and Wastewater
          --------------------
          On October 18, 1999, we announced the agreement to sell all of our water and wastewater operations to American Water Works, Inc. for $745,000,000 in cash and $90,000,000 of assumed debt. These transactions are currently expected to close in the second half of 2001 following regulatory approval. The contract may be terminated if the required approvals are not received by September 30, 2001.

          Electric
          --------
          Our electric utility division in Hawaii is under contract to be sold to Kauai Island Electric Co-op for $270,000,000 in cash including the assumption of certain liabilities by the purchaser. In August 2000, the Hawaii Public Utilities Commission denied the application requesting approval of the purchase by Kauai Island Electric Co-op. We are considering a variety of options, including filing a request for reconsideration of the decision, which may include filing a new application. Our agreement for the sale of this division may be terminated if regulatory approval is not received before February 2002.

          Gas
          ---
         On July 2, 2001, we sold our gas operations in Louisiana to Atmos Energy Corporation for $363,400,000 in cash plus the assumption of certain liabilities, subject to purchase price adjustment. In July 2001, an agreement was signed to sell our Colorado Gas division to Kinder Morgan for $11,000,000. This transaction is expected to close in the fourth quarter of 2001 following regulatory approval.

     The GTE Acquisitions, the U S WEST North Dakota Acquisition and the Frontier Acquisition are collectively referred to as the Acquisitions. All of the public utilities services dispositions (including those not yet under contract) are collectively referred to as the Dispositions. The following unaudited pro forma condensed combined statements of income information has been prepared to illustrate the effects of the Acquisitions and related financings and the Dispositions had these transactions been completed at the beginning of the periods presented. Cash proceeds from the Dispositions that have not yet been sold have been estimated using the actual contract price for properties where we have signed a definitive contract to sell and using net book value for properties not yet under contract. The following unaudited pro forma condensed balance sheet information as of June 30, 2001 has been prepared assuming the Acquisitions and Dispositions not consummated by June 30, 2001 had been completed at that date.

     We have prepared the pro forma financial information using the purchase method of accounting. We expect to achieve economies of scale with the acquired properties that will both expedite our ability to provide an expanded menu of telecommunication services and make those services incrementally more profitable but can provide no assurance that such economies will be realized. We expect that these acquisitions will therefore provide us the opportunity to increase revenue and decrease cost per access line. The unaudited pro forma information reflects the increased expenses to the extent they have been incurred in the periods presented, but does not reflect economies of scale.

     Certain of our regulated telecommunications operations are subject to the provisions of Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation." SFAS 71 requires regulated entities to record regulatory assets and liabilities as a result of actions of regulators. We are currently evaluating the continued applicability of SFAS 71 for these properties. We have not accounted for the Acquisitions under SFAS 71.

     The pro forma information, while helpful in illustrating the financial characteristics of the combined company, does not attempt to predict or suggest future results. The pro forma information also does not attempt to show how the combined company would actually have performed had the companies been combined at the beginning of the periods presented. If the companies had actually been combined at the beginning of the periods presented, these companies and businesses might have performed differently. You should not rely on pro forma financial information as an indication of the results that would have been achieved if the Acquisitions had taken place earlier or the future results that the companies will experience.

     These unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements of the Acquisitions and the historical financial statements of Citizens Communications Company.


                Citizens Communications Company and Subsidiaries
                          Pro Forma Balance Sheet Data
                               As of June 30, 2001
                                   (unaudited)
                                                                                   Proforma
                                                      Citizens     ---------------------------------------
                                                   Communications
(Amounts in thousands)                               6/30/2001        Adjustments             Adjusted
                                                 ----------------------------------------------------------

Cash                                                   $     31,115      $ 2,118,411  (1)     $  1,926,726
                                                                            (222,800) (2)
Accounts receivable, net                                    336,490                -               336,490
Short-term investments                                       18,463                -                18,463
Other current assets                                         40,424                -                40,424
Assets held for sale                                      1,240,998       (1,240,998) (1)                -
Assets of discontinued operations                           687,275         (687,275) (1)                -
                                                 -----------------------------------      -----------------
  Total current assets                                    2,354,765          (32,662)            2,322,103

Net property, plant & equipment                           4,662,361           53,393  (2)        4,715,754
Excess cost over net assets acquired                      3,014,751          169,407  (2)        3,184,158
Investments                                                 173,318                -               173,318
Regulatory assets                                           173,611         (109,102) (1)           64,509
Deferred debits and other assets                            466,882          (16,126) (1)          450,756
                                                 ------------------------------------     -----------------
    Total assets                                       $ 10,845,688      $    64,910          $ 10,910,598
                                                 ====================================     =================


Long-term debt due within one year                     $    222,522      $         -          $    222,522
Accounts payable and other current liabilities              416,207          237,199  (1)          653,406
Liabilities related to assets held for sale                 255,774         (255,774) (1)                -
Liabilities of discontinued operations                      189,856         (189,856) (1)                -
                                                 ------------------------------------     -----------------
  Total current liabilities                               1,084,359         (208,431)              875,928

Deferred income taxes                                       688,562          (38,228) (1)          650,334
Customer advances for construction
  and contributions in aid of construction                  200,688                -               200,688
Deferred credits and other liabilities                      245,888                -               245,888
Regulatory liabilities                                       23,415          (12,425) (1)           10,990
Equity units                                                460,000                -               460,000
Long-term debt                                            5,818,312                              5,818,312
                                                 ------------------------------------     -----------------
  Total liabilities                                       8,521,224         (259,084)            8,262,140

Equity forward contracts                                    107,018                                107,018
Company Obligated Mandatorily Redeemable
 Convertible Preferred Securities *                         201,250                -               201,250

Shareholders' equity                                      2,016,196          323,994  (1)        2,340,190

                                                 ------------------------------------     -----------------
    Total liabilities and shareholders' equity         $ 10,845,688      $    64,910          $ 10,910,598
                                                 ====================================     =================


*Represents securities of a subsidiary trust, the sole assets of which are securities of a subsidiary partnership, substantially all the assets of which are convertible debentures of the Company.

             See Notes to Pro Forma Condensed Financial Statements.

                Citizens Communications Company and Subsidiaries
                         Proforma Income Statement Data
                  For the six months period ended June 30, 2001
                                   (unaudited)




                                                                                                     Proforma for Acquisitions
                                                       Citizens         Frontier         GTE      --------------------------------
(Amounts in thousands, except per-share amounts)    Communications    Acquisition   Acquisitions   Adjustments         Adjusted
                                                   --------------------------------------------------------------------------------

Revenue                                                  $ 1,130,023      $ 387,796      $ 21,100      $       -        1,538,919
Operating expenses                                           761,519        203,920         7,834              -          973,273
Depreciation and amortization                                220,072        103,686         3,862         56,262  (4)     383,882
                                                   --------------------------------------------------------------     -------------
Income from operations                                       148,432         80,190         9,404        (56,262)         181,764
Investment and other income, net                              13,425         (4,990)            -         50,064  (6)      26,753
                                                                                                         (31,746) (7)
Interest expense                                             134,581         37,482           673        122,727  (8)     264,738
                                                                                                         (30,725) (7)
Convertible preferred dividends                                3,105              -             -              -            3,105
                                                   --------------------------------------------------------------     -------------
Pre-tax income                                                24,171         37,718         8,731       (129,946)         (59,326)
Income tax expense (benefit)                                   9,573         27,985         3,513        (44,076) (9)      (3,005)
                                                   --------------------------------------------------------------     -------------
Income (loss) from continuing operations                 $    14,598      $   9,733      $  5,218      $ (85,870)       $ (56,321)
                                                   ==============================================================     =============
Carrying cost of equity forward contracts                     12,647
Income (loss) from continuing operations available
                                                   ------------------
   to common shareholders                                $     1,951
                                                   ==================


Weighted average shares outstanding -Basic                   266,898                                      25,156  (10)
Weighted average shares outstanding -Diluted                 270,237                                      25,156  (10)

Income (loss) from continuing operations
available to common shareholders per basic share         $      0.01
Income (loss) from continuing operations
available to common shareholders per diluted share       $      0.01


                                                        Elimination of
                                                       Gas and Electric     Total
                                                          Operations       Proforma
                                                   --------------------------------

Revenue                                                    $ 432,831      1,106,088
Operating expenses                                           371,271        602,002
Depreciation and amortization                                  6,105        377,777
                                                   --------------------------------
Income from operations                                     $  55,455     $  126,309
Investment and other income, net                               1,065         25,688

Interest expense                                              18,654        246,084

Convertible preferred dividends                                    -          3,105
                                                   --------------------------------
Pre-tax income                                                37,866        (97,192)
Income tax expense (benefit)                                  12,458        (15,463)
                                                   --------------------------------
Income (loss) from continuing operations                   $  25,408     $  (81,729)
                                                   ================================
Carrying cost of equity forward contracts                                    12,647
Income (loss) from continuing operations available
                                                                   -----------------
   to common shareholders                                                $  (94,376)
                                                                   =================

Weighted average shares outstanding -Basic                                  292,054
Weighted average shares outstanding -Diluted                                295,393

Income (loss) from continuing operations
available to common shareholders per basic share                         $    (0.32)
Income (loss) from continuing operations
available to common shareholders per diluted share                       $    (0.32)



             See Notes to Pro Forma Condensed Financial Statements.

                Citizens Communications Company and Subsidiaries
                         Proforma Income Statement Data
                      For the year ended December 31, 2000
                                   (unaudited)


                                                                             Acquisitions
                                                             -------------------------------------------------
                                                                                         GTE
                                                Citizens       Frontier       GTE      Combined      Qwest
(Amounts in thousands, except per-share       Communications  Acquisition  Minnesota   Entities   North Dakota
 amounts)                                    -----------------------------------------------------------------

  Revenue                                        $ 1,802,358   $ 746,302    $ 56,962   $ 121,334     $ 10,632
  Operating expenses                               1,292,950     370,893      23,323      44,188        3,058
  Depreciation and amortization                      387,607     200,669         545      28,712        2,270

                                             -----------------------------------------------------------------
  Income from operations                             121,801     174,740      33,094      48,434        5,304
  Investment and other income, net                     3,350      64,583           -           -            -

  Minority interest                                   12,222           -           -           -            -
  Interest expense                                   187,366      24,067       1,686       2,933            -

  Convertible preferred dividends                      6,210           -           -           -            -
                                             -----------------------------------------------------------------
  Pre-tax income                                     (56,203)    215,256      31,408      45,501        5,304
  Income tax expense (benefit)                       (16,132)    103,417      12,687      18,105        2,007
                                             -----------------------------------------------------------------
  Income (loss) from continuing operations       $   (40,071)  $ 111,839    $ 18,721   $  27,396     $  3,297
                                             =================================================================

Weighted average shares outstanding -Basic           261,744
Weighted average shares outstanding -Diluted         266,931

Loss from continuing operations per basic share      $ (0.15)
Loss from continuing operations per diluted share    $ (0.15)



                                                 Proforma for Acquisitions     Elimination of
                                               -----------------------------  Gas and Electric   Total
                                                 Adjustments       Adjusted      Operations     Proforma
                                               --------------    -----------------------------------------

  Revenue                                         $        -       $ 2,737,588     $ 597,823   $ 2,139,765
  Operating expenses                                   9,000  (3)    1,743,412       526,472     1,216,940
  Depreciation and amortization                      137,874  (4)      770,203        47,857       722,346
                                                      12,526  (5)
                                               --------------    -----------------------------------------
  Income from operations                            (159,400)          223,973        23,494       200,479
  Investment and other income, net                   (26,323) (6)       28,856         5,073        23,783
                                                     (12,754) (7)
  Minority interest                                        -            12,222             -        12,222
  Interest expense                                   301,055  (8)      502,467        36,056       466,411
                                                     (14,640) (7)
  Convertible preferred dividends                          -             6,210             -         6,210
                                               --------------    -----------------------------------------
  Pre-tax income                                    (484,892)         (243,626)       (7,489)     (236,137)
  Income tax expense (benefit)                      (165,272) (9)      (45,188)       (2,417)      (42,771)
                                               --------------    ----------------------------------------
  Income (loss) from continuing operations        $ (319,620)      $  (198,438)    $  (5,072)  $  (193,366)
                                               ==============    =========================================

Weighted average shares outstanding -Basic            25,156  (10)                                 286,900
Weighted average shares outstanding -Diluted          25,156  (10)                                 292,087

Loss from continuing operations per basic share                                                    $ (0.67)
Loss from continuing operations per diluted share                                                  $ (0.67)



   See Notes to Pro Forma Condensed Financial Statements.

                Notes to Pro Forma Condensed Financial Statements

(1) Reflects the effect of the sale of our public utilities services properties, including adjustments for the estimated income taxes due on the gain. The estimated cash proceeds from the sale of our public utilities service properties are $2,118,411,000. The adjustment to shareholders' equity represents an increase to retained earnings representing the after tax gain on the sale.

(2) Represents the purchase of the remaining GTE Acquisitions for approximately $222,800,000 in cash. For purposes of the accompanying pro forma combined financial statements, we have reflected the assets to be acquired at their historical carrying values and have reflected the excess of cost over such amounts as excess of cost over net assets acquired. The final allocation of purchase price to assets and liabilities acquired will depend upon the final purchase price and the final estimate of fair values of the assets and liabilities acquired. We undertake studies to determine the fair values of assets acquired and allocate the purchase prices accordingly. We believe that the excess of cost over historical net assets acquired will be allocated to property, plant and equipment, customer base, other identifiable intangibles and goodwill. However, there can be no assurance that the actual allocation will not differ significantly from the pro forma allocation.

(3) Represents an increase in selling, general and administrative expenses of the GTE Combined Entities to reverse a pension credit recorded during the year ended December 31, 2000 that will not continue.

(4) Reflects amortization expense of the excess of cost over net assets acquired for the Acquisitions using the straight-line method over a 15 year period. Should the allocation of such excess of cost over historical net assets acquired differ significantly from that described in Note 2 as well as our initial allocation for properties recently purchased, amortization expense could be impacted since the depreciable lives of assets other than goodwill may be shorter or longer than 15 years.

     On September 30, 1999, Global Crossing acquired Frontier Corporation and all of its subsidiaries (including the businesses that we are acquiring), in a merger transaction. In accordance with Accounting Principles Board Opinion No. 16, "Business Combinations", the purchase price was allocated to Frontier Corporation and its subsidiaries based upon the fair market value at the date of the acquisition. Frontier was amortizing the associated goodwill over a 25-year period. We included amortization of goodwill over a 15-year period for the full year 2000 and the six months ended June 30, 2001 to conform with our policy.

(5) Represents an adjustment for depreciation expense related to GTE Minnesota since the GTE historical financial statements did not include depreciation related to these assets held for sale.

(6) Represents the reversal of a foreign exchange gain of $21,900,000 for the year ended December 31, 2000 and the reversal of a foreign exchange loss of $50,064,000 for the six months ended June 30, 2001 recorded by Frontier Corp. related to a note receivable due from an affiliate of Frontier. Such note is not part of the assets acquired by Citizens.

     The pro forma income statement for the year ended December 31, 2000 also includes an adjustment to eliminate $4,423,000 of our investment income related to our bond portfolio sold during 2000 to partially fund the Acquisitions.

(7) Represents the elimination of intercompany interest income recorded by Frontier Corp. related to a note receivable due from an affiliate of Frontier and interest expense recorded by Frontier Corp. related to a loan facility used to fund this note receivable. Such note and loan facility are not part of the assets and liabilities acquired by Citizens.

(8) Represents the increase in interest expense assuming the permanent financings as described below were utilized at the beginning of the periods presented to partially fund the Acquisitions. On May 18, 2001, we issued an aggregate of $1.75 billion of notes consisting of $700 million principal amount of 8.50% notes, due May 15, 2006 and $1.05 billion principal amount of 9.25% notes due May 15, 2011. On June 13, 2001, we issued 18,400,000 equity units at $25 per unit for gross proceeds of $460,000,000. Each equity unit consists of a 6 3/4 % senior note due 2006 and a purchase contract for our common stock. On August 13, 2001, we issued an aggregate of $1.75 billion of notes consisting of $300 million principal amount of 6.375% notes due August 15, 2004, $750 million principal amount of 7.625% notes due August 15, 2008 and $700 million principal amount of 9.0 % notes due August 15, 2031.

(9) Represents adjustments to income taxes based on income before income taxes using the applicable incremental income tax rate.

(10) On June 13, 2001, we issued 25,156,250 shares of our common stock at $12.10, for net proceeds of $289,787,000 (after underwriting discounts and commissions).

FRONTIER INCUMBENT LOCAL EXCHANGE CARRIER BUSINESSES

COMBINED FINANCIAL STATEMENTS
AS OF JUNE 30, 2000 AND 2001
UNAUDITED

 FRONTIER INCUMBENT LOCAL EXCHANGE CARRIER BUSINESSES

 COMBINED BALANCE SHEETS
 December 31, 2000
 (in thousands of dollars)




                                                               December 31, 2000
                                                              ------------------
 ASSETS:
     Current assets:
       Cash and cash equivalents                                $    41,550
       Telecommunications accounts receivable, net                  112,955
       Accounts receivable, affiliates                               68,880
       Advances to affiliates                                       311,752
       Materials and supplies                                         1,389
       Deferred income taxes                                          7,618
       Notes receivable, affiliate                                1,031,095
       Prepayments and other                                         32,759
                                                              ------------------
            Total current assets                                  1,607,998
     Property, plant, and equipment, net                          1,052,745
     Goodwill and customer base, net                              1,521,250
     Due from affiliate                                              46,932
     Other assets                                                    18,709
                                                              ------------------
            Total assets                                        $ 4,247,634
                                                              ==================

 LIABILITIES AND SHAREHOLDER'S EQUITY:
     Current liabilities:
       Accounts payable                                         $   102,637
       Accounts payable, affiliates                                 113,606
       Advances from affiliates                                      26,225
       Deferred credits                                               2,997
       Current portion of long-term debt                              3,142
       Accrued income taxes                                          20,508
       Advanced billings                                             11,852
       Notes payable                                              1,000,000
       Other current liabilities                                     16,478
                                                              ------------------
            Total current liabilities                             1,297,445
     Long-term debt, net of current maturities                      116,057
     Notes payable to affiliates                                      4,700
     Deferred income taxes                                          120,124
     Post-retirement benefit obligation                             109,617
     Due to affiliate                                                24,852
     Other long-term liabilities                                      9,063
                                                              ------------------
            Total liabilities                                     1,681,858
                                                              ------------------
     Shareholder's equity:
       Contributed capital                                        2,609,961
       Accumulated deficit                                          (44,185)
                                                              ------------------
            Total shareholder's equity                            2,565,776
                                                              ------------------
            Total liabilities and shareholder's equity          $ 4,247,634
                                                              ==================



The accompanying notes to financial statements are an integral part of these balance sheets.

 FRONTIER INCUMBENT LOCAL EXCHANGE CARRIER BUSINESSES

 COMBINED STATEMENTS OF INCOME
 FOR THE THREE MONTH PERIODS ENDED
 JUNE 30, 2000 AND 2001
 (in thousands of dollars)
 (Unaudited)

                                                            March 31,           March 31,
                                                              2000                2001
                                                             through             through
                                                            June 30,            June 30,
                                                              2000                2001
                                                       ------------------  ------------------

 Revenues                                                      $ 189,925           $ 195,528
 Costs and expenses:
     Operating expenses                                           85,841             101,372
     Depreciation and amortization                                48,226              52,061
     Taxes other than income taxes                                 8,026               7,013
                                                       ------------------  ------------------
       Total costs and expenses                                  142,093             160,446
                                                       ------------------  ------------------
 Operating income                                                 47,832              35,082
 Interest expense                                                 (1,572)            (15,802)
 Interest income                                                   7,719              21,928
 Equity in earnings on investments in affiliates                    (256)                381
 Other income (expense), net                                        (123)            (12,741)
                                                       ------------------  ------------------
 Income before taxes                                              53,600              28,848
 Income tax expense                                               23,025              24,614
                                                       ------------------  ------------------
 Net income                                                    $  30,575           $   4,234
                                                       ==================  ==================



The accompanying notes to financial statements are an integral part of these statements.

 FRONTIER INCUMBENT LOCAL EXCHANGE CARRIER BUSINESSES

 COMBINED STATEMENTS OF INCOME
 FOR THE SIX MONTH PERIODS ENDED
 JUNE 30, 2000 AND 2001
 (in thousands of dollars)
 (Unaudited)

                                                           January 1,          January 1,
                                                              2000                2001
                                                             through             through
                                                            June 30,            June 30,
                                                              2000                2001
                                                       ------------------  ------------------

 Revenues                                                      $ 378,047           $ 387,796
 Costs and expenses:
     Operating expenses                                          173,250             192,533
     Depreciation and amortization                               100,611             103,686
     Taxes other than income taxes                                17,590              11,387
                                                       ------------------  ------------------
       Total costs and expenses                                  291,451             307,606
                                                       ------------------  ------------------
 Operating income                                                 86,596              80,190
 Interest expense                                                 (3,255)            (37,482)
 Interest income                                                  15,467              46,150
 Equity in earnings on investments in affiliates                     233                 762
 Other income (expense), net                                        (677)            (51,902)
                                                       ------------------  ------------------
 Income before taxes                                              98,364              37,718
 Income tax expense                                               46,050              27,985
                                                       ------------------  ------------------
 Net income                                                    $  52,314           $   9,733
                                                       ==================  ==================



The accompanying notes to financial statements are an integral part of these statements.

 FRONTIER INCUMBENT LOCAL EXCHANGE CARRIER BUSINESSES

 COMBINED STATEMENTS OF CASH FLOWS
 COMBINED STATEMENTS OF INCOME
 FOR THE SIX MONTH PERIODS ENDED
 JUNE 30, 2000 AND 2001
 (in thousands of dollars)
 (Unaudited)

                                                                                        January 1,           January 1,
                                                                                          2000                 2001
                                                                                         Through              Through
                                                                                        June 30,             June 30,
                                                                                          2000                 2001
                                                                                   ------------------   ------------------
 CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income                                                                            $  52,314            $   9,733
                                                                                   ------------------   ------------------
     Adjustments to reconcile net income to net cash provided
       by operating activities:
          Depreciation and amortization                                                      100,611              103,686
          Foreign Exchange Loss                                                                    -               50,064
          Changes in operating assets and liabilities,
            exclusive of impacts of dispositions and acquisitions:
               Accounts receivable                                                             5,062               13,844
               Accounts receivable, affiliates                                                     -               30,427
               Material and supplies                                                            (285)                (464)
               Prepayments and other current assets                                            8,704               12,738
               Deferred and other assets                                                      (7,679)            (191,308)
               Accounts payable                                                              (17,522)             (12,561)
               Accounts payable, affiliates                                                        -              (36,470)
               Long-term liabilities                                                               -                9,090
               Accrued taxes, advanced billings and other liabilities                         51,911              (25,744)
               Post-retirement benefit obligation                                               (996)               1,649
               Deferred income taxes                                                         (19,654)              70,527
                                                                                   ------------------   ------------------
                 Total adjustments                                                           120,152               25,478
                                                                                   ------------------   ------------------
                 Net cash provided by operating activities                                   172,466               35,211
                                                                                   ------------------   ------------------

 CASH FLOWS FROM INVESTING ACTIVITIES:
     Expenditures for property, plant, and equipment                                         (98,902)            (113,387)
     Advances to affiliates                                                                        -            1,095,172
     Transactions with affiliates                                                             79,454                    -
                                                                                   ------------------   ------------------
                 Net cash used in investing activities                                       (19,448)             981,785
                                                                                   ------------------   ------------------

 CASH FLOWS FROM FINANCING ACTIVITIES:
     Repayments of debt                                                                       (1,637)              (6,269)
     Advances from affiliates                                                                      -           (1,026,225)
     Dividends paid                                                                         (129,433)             (23,000)
                                                                                   ------------------   ------------------
                 Cash flows used in financing activities                                    (131,070)          (1,055,494)
                                                                                   ------------------   ------------------

 NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                         21,948              (38,498)

 CASH AND CASH EQUIVALENTS, beginning of period                                               83,842               41,550
                                                                                   ------------------   ------------------

 CASH AND CASH EQUIVALENTS, end of period                                                  $ 105,790            $   3,052
                                                                                   ==================   ==================

 NON-CASH TRANSACTIONS:
     Affiliate transactions                                                                                       (36,711)
     Sale of UCN cellular                                                                                           2,843
     OPEB adjustments                                                                                               6,373
     Equity earnnig adjustments                                                                                       104
     Transfer of fixed assets for sale of ILEC                                                                     27,391



The accompanying notes to financial statements are an integral part of these statements.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
------------------------------------------

Description of Business and Organization
----------------------------------------

The accompanying combined financial statements include the following wholly owned subsidiaries of Global Crossing North America ("GCNA"):

Frontier Telephone of Rochester, Inc. ("FTR")             Frontier Communications of Seneca-Gorham, Inc.
Frontier Communications of Rochester, Inc.                Frontier Communications of New York, Inc.
Frontier Subsidiary Telco Inc. and Subsidiaries           Frontier Communications of Ausable Valley, Inc.
Frontier Communications of Sylvan Lake, Inc.

These entities are hereafter collectively referred to as the Frontier Incumbent Local Exchange Businesses (the "Company" or the "Frontier ILEC's"). The Frontier ILEC's, headquartered in Rochester, New York, are providers of local telephone services to customers in 11 states.

Citizens Transaction
--------------------

On July 11, 2000, GCNA and GCNA's parent company, Global Crossing Limited ("GCL"), signed a Stock Purchase Agreement (the "Agreement") with Citizens Communications Company ("Citizens") to sell the Frontier ILEC's to Citizens for $3.65 billion, subject to adjustment under the terms of the Agreement

In February 2001, the Agreement with Citizens was amended to provide for the transfer of certain assets and liabilities related to GCNA's qualified pension and other postretirement benefits from GCNA to Citizens. Assets and liabilities for virtually all retirees and all transferring active employees will be transferred upon the sale. GCNA will retain only those liabilities and assets associated with certain active nontransferring Global Crossing employees.

In April 2001, the Agreement with Citizens was amended to provide for, among other things, (i) an acceleration of the anticipated closing date for the transaction, (ii) an adjustment to the purchase price, which reflects a reduction in the amount of cash to be received by Global Crossing at closing in connection with the transaction from $3.65 billion to $3.5 billion, subject to adjustments concerning closing date liabilities and working capital balances, and (iii) a $100 million credit, which will be applied against future services to be rendered to Citizens over a five year period.

The transaction closed on June 29, 2001.

Principles of Combination
-------------------------

The combined financial information includes the companies identified above and their majority-owned subsidiaries after elimination of all significant intercompany transactions. Investments in entities in which the Company does not have a controlling interest are accounted for using the equity method.

Basis of Presentation
---------------------

These combined financial statements include all adjustments, which consist of normal recurring accruals necessary to present fairly the results for the interim period shown and should be read in conjunction with our combined audited financial statements for the year ended December 31, 2000. Certain information and footnote disclosures have been condensed pursuant to Securities and Exchange Commission rules and regulations. The results of the interim periods are not necessarily indicative of the results for the full year. Preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. It is the Company's policy to reclassify prior year balances to conform to current year presentation.

These unaudited combined interim financial statements for the three and six month periods ended June 30, 2001 reflect certain adjustments recorded in connection with the Citizen's transaction and in accordance with the Agreement discussed above. Balances resulting from transactions with GCNA and GCL have been canceled and extinguished, except for amounts included in "Advances to affiliates", which may not be canceled under certain laws.

Adjustments have also been recorded to reflect certain tax assets and liabilities to be maintained by GCNA and GCL. Additionally, assets, liabilities, benefits & expenses related to pension and other post-retirmement benefits for ILEC employees and retirees transfered to Citizens have been recorded.

However, adjustments related to purchase accounting in accordance with Accounting Principles Board Opinion No. 16 ("Business Combinations") and Statement of the Financial Accounting Standards No. 141, "Business Combinations", have not been recorded.

Revenue Recognition
-------------------

The Company derives revenue primarily from charges for local telephone services, network access for interconnection of long distance companies, directory advertising, billing and collection, and other services provided to long distance companies. The Company also derives revenue from the sale, leasing, and maintenance of telephone equipment and the sale of enhanced services such as voice mail, custom calling features, Internet, and advanced number identification products such as Caller ID. Customers are billed on monthly cycle dates. Revenue is recognized as service is provided. An estimate for uncollectible accounts is recorded in operating expenses. Unbilled usage is accrued. Certain revenues derived from local telephone services are billed monthly in advance and are recognized the following month when services are provided. Customers are billed an activation fee upon installation which is deferred by the Company and amortized over the estimated average customer life in accordance with Staff Accounting Bulletin No. 101.

Allocation of Corporate Overhead
--------------------------------

The results of operations of the Company include allocations of corporate expenses from GCNA. These costs primarily include executive, corporate planning, legal, tax, human resources, treasury, corporate communications, and corporate accounting functions. They are allocated to the Company based on a weighted average of four factors: employees, revenues, capitalization, and common equity. Allocations of these corporate mutually beneficial costs is performed on a basis management considers reasonable.

Other Comprehensive Income
--------------------------

The Company did not have any other comprehensive income in 2000 and 2001.